FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 19, 2016	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 2016 FIRST QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, April 19, 2016 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2016.

For the quarter ended March 31, 2016, net income available to common shareholders was $2.3 million, or $0.37 per common share and $0.32 per diluted common share, compared to net income of $2.2 million, or $0.37 per common and $0.31 per diluted common share for the quarter ended March 31, 2015, an increase in quarterly net income of 4.9%.

The following is a recap of significant items that impacted the first quarter of 2016 compared to the same quarter last year: a $697,000 increase in net interest income, primarily attributable to higher loan volumes; a $140,000 decrease in the provision for loan losses and a $344,000 increase in noninterest expense primarily attributable to higher compensation expenses and SBA loan referral fees.

At March 31, 2016, Parke Bancorp's total assets increased to $926.7 million from $885.1 million at December 31, 2015, an increase of $41.6 million, or 4.7%, primarily due to an increase in loans.

Parke Bancorp's total investment securities portfolio decreased to $44.0 million at March 31, 2016 from $44.7 million at December 31, 2015, a decrease of $768,000 or 1.7%.

Parke Bancorp's total loans increased to $802.6 million at March 31, 2016 from $758.5 million at December 31, 2015, an increase of $44.1 million or 5.8%.

At March 31, 2016, Parke Bancorp had $14.0 million in nonperforming loans representing 1.7% of total loans, an increase of $422,000 or 3.1% from $13.6 million at December 31, 2015. OREO at March 31, 2016 was $16.1 million, compared to $16.6 million at December 31, 2015 a decrease of 3.0%. OREO consisted of 19 properties, the largest being a condominium development in Absecon, NJ, recorded at $5.5 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 3.3% of total assets at March 31, 2016 as compared to 3.4% of total assets at December 31, 2015. Loans past due 30 to 89 days were $1.2 million at March 31, 2016, unchanged from the previous quarter end.

At March 31, 2016, Parke Bancorp's allowance for loan losses was $16.8 million, as compared to $16.1 million at December 31, 2015. The ratio of allowance for loan losses to total loans was 2.1% at

March 31, 2016 and at December 31, 2015. The ratio of allowance for loan losses to non-performing loans improved to 120.3% at March 31, 2016, compared to 119.0%, at December 31, 2015.

At March 31, 2016, Parke Bancorp's total deposits were $703.0 million, up from $665.2 million at December 31, 2015, an increase of $37.8 million or 5.7%.

Parke Bancorp's total borrowings increased to $103.1 million at March 31, 2016 from $98.1 million at December 31, 2015, an increase of $5.0 million or 5.1%.

Total shareholders’ equity increased to $114.2 million at March 31, 2016 from $112.0 million at December 31, 2015, an increase of $2.2 million or 2.0%.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“We are pleased to announce a very strong quarter of loan growth, with outstanding loans increasing $44 million, which resulted in a significant increase in interest income and supported our increase in earnings. We believe that 2016 will be a very exciting year for the Company as we expand our footprint in new markets with the planned opening of two new retail branches in Collingswood NJ and Chinatown in Philadelphia.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to prudently expand our operations in our market and in new markets; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	March 31, 2016	December 31, 2015	% Change
	(in thousands)
Total Assets	$926,729	$885,124	4.7%
Cash and cash equivalents	26,943	27,429	-1.8%
Investment securities	43,980	44,748	-1.7%
Loans, net of unearned income	802,552	758,501	5.8%
Deposits	702,963	665,210	5.7%
Borrowings	103,053	98,053	5.1%
Total shareholders’ equity	114,227	112,040	2.0%

Operating Ratios
	Three Months Ended March 31,
	2016	2015
Return on average assets	1.16%	1.23%
Return on average common equity	9.85%	10.57%
Interest rate spread	4.03%	4.08%
Net interest margin	4.15%	4.19%
Efficiency ratio	47.01%	46.69%

Asset Quality Data
	March 31, 2016	December 31, 2015
	(in thousands)
Allowance for loan losses	$16,819	$16,136
Allowance for loan losses to total loans	2.10%	2.13%
Non-accrual loans	$13,981	$13,559
OREO	$16,123	$16,629

Statements of Income Data
	March 31,	December 31,
	2016	2015
	(in thousands)

Interest and dividend income	$10,342	$9,400
Interest expense	1,589	1,344
Net interest income	8,753	8,056
Provision for loan losses	700	840
Net interest income after provision for loan losses	8,053	7,216
Non-interest income	1,175	1,261
Non-interest expense	4,694	4,350
Income before income taxes	4,534	4,127
Provision for income taxes	1,546	1,521
Net income attributable to Company and noncontrolling interests	2,988	2,606
Net income attributable to noncontrolling interests	(380)	(106)
Net income attributable to Company	2,608	2,500
Preferred stock dividend and discount	(300)	(300)
Net income available to common shareholders	2,308	2,200

Basic income per common share	0.37	0.37
Diluted income per common share	0.32	0.31

Weighted shares - basic	6,220,978	6,010,792
Weighted shares - diluted	8,126,909	7,939,684